Exhibit 99.1

For Immediate Release	Contact:
Lori Steiner or William G. Cornely
At (614) 356-5524

Dominion Homes Reports Financial Results for the First Quarter of 2007

DUBLIN, Ohio – May 4, 2007 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced financial results for the three months ended March 31, 2007. Highlights for the first quarter of 2007 compared to the first quarter of 2006 included:

•	Revenues of $33.8 million, from the delivery of 165 homes, versus revenues of $61.8 million, from the delivery of 315 homes;

•	Loss from operations of $6.0 million compared to $5.7 million;

•	A net loss of $11.5 million, or $1.41 per diluted share, versus a net loss of $5.1 million, or $0.63 per diluted share;

•	Land sales of $7.8 million at a gain of $16,000 compared to no land sales.

The first quarter of 2007 results reflect a continuing slow down, both nationally and locally, in new home sales. The combination of fewer deliveries and a decline in gross margin from 14.7% for the first quarter of 2006 to 8.0% for the first quarter of 2007 resulted in a gross profit decline of $6.4 million. The lower gross margin percentage reflects sales discounts that were 1.9% higher as a percentage of gross revenue than the first quarter of 2006 due to increased price competition. Non-cash charges related to land impairments reduced gross profit by 4.4% during the first quarter of 2007.

Corporate cost-savings initiatives and head count reductions of $6.1 million partially offset the decline in gross profit. In the first quarter of 2007, the Company reduced selling, general and administrative expenses by 40.9% to $8.7 million compared to $14.8 million in the first quarter of 2006. The result is better alignment of the operating cost structure with current the sales pace.

“While our first quarter loss was expected, we are not satisfied with the results,” said Douglas G. Borror, Chief Executive Officer. “The housing market has not yet rebounded from its three-year decline. However, we have made appropriate adjustments to address this challenge by reducing land acquisition and expenses. We have a sound capital structure in place to carry on our fine home building tradition and when our markets recover we will be ready to take advantage of that recovery.”

Founded in 1952, Dominion Homes offers exceptional homes for every lifestyle, taste and budget. The Company uses high-quality materials and construction methods that exceed industry building practices. With headquarters in Dublin, Ohio, Dominion Homes has communities in Columbus, Ohio and Greater Louisville and Lexington, Kentucky. Dominion has six different home collections — Tradition, Celebration, Independence, Founders, Metropolitan and Grand Reserve - offering many different floor plans, elevations, features and options. The Company believes that building homes goes beyond structure; it is about customer experience, or as Dominion Homes says it: It’s Your Home. For more information visit www.dominionhomes.com.

First Quarter of 2007

Revenues

Revenues for the first quarter of 2007 were $33.8 million, from the delivery of 165 homes, compared to $61.8 million, from the delivery of 315 homes, for the first quarter of 2006. Although the Company delivered 150 fewer homes, the average price of homes delivered for the first quarter of 2007 increased to $204,400 compared to $193,800 for the first quarter of 2006.

Net Loss

The net loss for the first quarter of 2007 was $11.5 million, or $1.41 per diluted share, compared to a net loss of $5.1 million or $0.63 per diluted share for the first quarter of 2006. The primary factors that increased the net loss on a year over year basis were an additional $3.1 million of interest expense and a $2.9 million tax benefit recorded in 2006 with no corresponding benefit in 2007. The loss from operations in the first quarter of 2007 was $6.0 million compared to an operating loss of $5.7 million for the first quarter of 2006.

Gross Profit

Gross profit for the first quarter of 2007 was $2.7 million, or 8.0% compared to $9.1 million, or 14.7%, for the first quarter of 2006. The reduction in gross profit is attributable to 150 fewer homes delivered and a 6.7% decline in the gross profit margin. Gross profit was impacted by larger sales discounts during the first quarter of 2007, which increased to 6.8% of gross revenues from 4.9% of gross revenues from the prior year period. Gross profit was also impacted by non-cash charges for impairment of real estate inventories of $1.5 million and $550,000 for the first quarter of 2007 and 2006, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the first quarter of 2007 declined $6.1 million to $8.7 million, compared to $14.8 million for the first quarter of 2006. This 40.9% decrease reflects corporate-wide headcount reductions and cost savings initiatives that have resulted in better alignment of our operating cost structure with the current sales pace.

Sales

The Company sold 218 homes, with a sales value of $43.5 million, during the first quarter of 2007 compared to 475 homes, with a sales value of $89.3 million, during the same period the previous year. The average home sale price for the first quarter of 2007 was $199,500 compared to $188,000 for the first quarter of 2006. Backlog at March 31, 2007 was 319 sales contracts, with a sales value of $64.9 million, compared to 590 sales contracts, with a sales value of $118.2 million at March 31, 2006. The average sales price of homes in backlog at March 31, 2007 was $203,500 compared to $200,300 at March 31, 2006. The Company had 51 active sales communities at March 31, 2007 compared to 55 at March 31, 2006.

Financial Position

The Company sold land totaling $7.8 million during the first quarter of 2007 at a net gain of $16,000 as part of a continuing effort to significantly reduce its investment in real estate inventories. Total land inventory at March 31, 2007 included 13,850 estimated lots compared to 17,311 estimated lots at March 31, 2006. The Company also reduced the outstanding borrowings on its revolving credit facility and Term A loan by approximately $14.4 million during the first quarter of 2007.

Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. All forward-looking statements made in this press release are based on information presently available to the management of the Company.

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues	$33,798	$61,785
Cost of real estate sold	31,092	52,711

Gross profit	2,706	9,074
Selling, general and administrative	8,728	14,773

Loss from operations	(6,022)	(5,699)
Interest expense	5,430	2,308

Loss before income taxes	(11,452)	(8,007)
Provision (benefit) for income taxes	6	(2,899)

Net loss	$(11,458)	$(5,108)

Earnings per share
Basic	$(1.41)	$(0.63)

Diluted	$(1.41)	$(0.63)

Weighted average shares outstanding
Basic	8,153,393	8,094,705

Diluted	8,153,393	8,094,705

Consolidated Balance Sheets

(In thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Cash and cash equivalents	$1,155	$3,032
Restricted cash	6,778	6,762
Accounts receivable	1,962	2,329
Real estate inventories	352,096	371,086
Prepaid expenses and other	7,164	16,484
Net property and equipment	4,020	4,523

Total assets	$373,175	$404,216

Liabilities and Shareholders’ Equity
Revolving line of credit and term notes	$188,350	$201,579
Seller financed debt and capital lease liability	8,678	8,746
Other liabilities	19,402	25,427

Total liabilities	216,430	235,752

Shareholders’ equity	156,745	168,464

Total liabilities and shareholders’ equity	$373,175	$404,216

Estimated Land Inventory

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,687	713	8,435	10,835
Kentucky	231	398	887	1,516
Controlled by the Company:
Central Ohio	—	—	267	267
Kentucky	—	—	—	—
Held for sale:
Central Ohio	—	201	958	1,159
Kentucky	—	73	—	73

Total Land Inventory as of March 31, 2007	1,918	1,385	10,547	13,850

Total Land Inventory as of December 31, 2006	2,084	1,364	11,417	14,865